Exhibit 99.1

KEMET Corporation Reports 3rd Quarter Results

•	Net Sales were $126.0 million, an increase of 32% over same quarter last year and 8% sequentially

•	Gross Margin improved to 20%

•	Net Income (before special charges) improved to $6.1 million, or $0.07 per share

•	December book to bill was positive at 1.1 to 1.0

•	Mix adjusted ASP’s were basically flat during the quarter

Greenville, South Carolina (January 26, 2006) - KEMET Corporation (NYSE:KEM) today reported that net sales for the quarter ended December 31, 2005, were $126.0 million, which represents an 8% increase over the previous quarter and a 32% increase over the same quarter last year.  Net income before special charges improved to $6.1 million, or $0.07 per share, compared to $1.3 million, or $0.02 per share, last quarter and a net loss of $18.6 million, or ($0.21) per share, for the same quarter last year.  On a GAAP basis, net income for the quarter was $1.5 million, or $0.02 per share, compared to a net loss of $1.9 million last quarter and a $38.9 million net loss for the same quarter last year.  KEMET reports results before special charges because the results offer an alternative depiction of normal operations.  Comparisons to prior periods are as follows:

	Quarter Ended

	Dec 2005	Sep 2005	Dec 2004

	(In Millions, Except Per Share Data)
Net sales	$126.0	$116.6	$95.5
Before special charges (non-GAAP)
Net income/(loss)	$6.1	$1.3	$(18.6)
Net income/(loss) per diluted share	$0.07	$0.02	$(0.21)
After special charges (GAAP)
Net income/(loss)	$1.5	$(1.9)	$(38.9)
Net income/(loss) per diluted share	$0.02	$(0.02)	$(0.45)

“We are extremely pleased with the results for the quarter and the progress we continue to make,” stated Mr. Per Loof, Chief Executive Officer. “Net sales were at their highest level since June 2001, as end market demand remained strong in the quarter, particularly in the consumer electronics market.  The December book-to-bill was 1.1 to 1.0 and continues to be positive in the month of January.  During the quarter we did see improvement in pricing, as mix-adjusted average selling prices were basically flat compared to the second quarter.

“From a profitability standpoint, this marks the third consecutive quarter in which we have been profitable before special charges.  Our gross margin percentage improved to 20% in the quarter, as we capitalized on the leverage in our business with the incremental volume and as we continued our cost reduction initiatives.  Capacity utilization was approximately 85% to 90%.  We are pleased with our performance this quarter, but there is still much work to be done to reach the level of profitability that we desire.  We will continue to grow our revenue and drive down our costs to improve profitability.

“During the December quarter we announced our intent to purchase the tantalum business unit of EPCOS AG.  We are currently in the process of completing the necessary filing requirements to obtain the proper regulatory approvals.  We still expect the transaction to close sometime around early spring.”

The Company will hold a conference call at 9:00 am ET Thursday, January 26, 2006, to discuss the earnings release. The call will last approximately one hour, and after an initial presentation, questions will be taken as time permits. To access the call, participants in the United States should dial 1-800-416-8033, and participants outside the United States should dial 1-706-643-0979. Participants should reference “KEMET Corporation” and the Conference ID #: 4396483. In conjunction with the conference call, there will be a simultaneous live broadcast over the Internet, which can be accessed at http://www.KEMET.com/IR. A replay of the conference call will be available until midnight February 9, 2006, at the same link.

KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. At the Investor Relations portion of the Company’s web site at http://www.KEMET.com/IR, users can subscribe to KEMET news releases and can find additional Company information.

OUR BUSINESS

The following statements are based on current expectations. These statements may contain forward-looking information, and consequently actual results may differ materially. Current global economic conditions make it particularly difficult at present to predict product demand and other related matters.

•     Sales of surface-mount capacitors were 83.1% of net sales, and sales of leaded parts were 16.9% of net sales for the December 2005 quarter.

•     By region, 38.9% of net sales for the December 2005 quarter were to customers in North America, 42.5% were to Asia, and 18.6% were to Europe.

•     By channel, 56.2% of net sales for the December 2005 quarter were to distribution customers, 21.8% were to Electronic Manufacturing Services customers, and 22.0% were to Original Equipment Manufacturing customers. Average selling prices for the December 2005 quarter, adjusted for changes in product mix, were basically flat.

•     Cash and short-and long-term investments in marketable securities during the December 2005 quarter decreased $4.1 million to $208.9 million from $213.0 million at September 30, 2005.  This decrease was primarily related to the timing of cash receipts that were typically received at month end, but were received in early January because of the holidays.  As of mid-January, the cash balance was approximately $212 million.

•     During the December 2005 quarter, inventories decreased $2.0 million to $122.0 million from $124.0 million at September 30, 2005. Raw materials and supplies increased $2.1 million in the December 2005 quarter, and work–in-process and finished goods decreased $4.1 million.  Since December 2004, inventories have decreased by $26.3 million and inventory turns have improved to over 3.3 times per year.

	Fiscal Year Ended			Fiscal Quarter Ended

	Mar 2003	Mar 2004	Mar 2005	Mar 2005	Jun 2005	Sep 2005	Dec 2005

	(In Millions)
Raw materials and supplies	$91.3	$59.8	$47.5	$47.5	$46.4	$47.4	$49.5
Work in process and finished goods	92.7	69.2	86.4	86.4	79.3	76.6	72.5

	$184.0	$129.0	$133.9	$133.9	$125.7	$124.0	$122.0

•     Capital expenditures for the December 2005 quarter were $1.3 million.  Depreciation and amortization expense in the quarter was $7.5 million. The Company expects capital expenditures to be in the $20 to $22 million range for fiscal 2006.

	Fiscal Year Ended			Fiscal Quarter Ended

	2003	2004	2005	Mar 2005	Jun 2005	Sep 2005	Dec 2005

	(In Millions)
Additions to property, plant and equipment	$22.2	$25.8	$39.6	$12.0	$6.4	$7.3	$1.3

•     For fiscal 2006, KEMET anticipates maintaining our investments in key customer relationships through our direct sales and customer service professionals, as well as our investments in research and development, to maintain our competitive position in the capacitor industry. We are continuing to enhance research and development, focused on organic polymer tantalum and high-capacitance ceramic capacitor technologies.

	Fiscal Year			Fiscal Quarter Ended

	2003	2004	2005	Mar 2005	Jun 2005	Sep 2005	Dec 2005

	(In Millions)
SG&A	$54.4	$51.2	$51.7	$13.8	$12.2	$12.1	$12.2
R&D	$25.3	$24.4	$26.6	$6.2	$6.2	$6.1	$6.2

•     In July 2003, KEMET announced the reorganization of its manufacturing operations around the world, resulting in the relocation of virtually all of its production to low-cost regions.  As of the end of 2005, substantially all moves were completed in accordance with the anticipated time line, with the exception of two moves that will be completed in 2006.  Charges related to movement of manufacturing operations in the December 2005 quarter were $1.3 million bringing the total manufacturing relocation charges to approximately $40.9 million to date.

Summary of special charges in the December 2005 quarter, net of tax:

(In Millions)

Manufacturing relocation (Restructuring charges)	$1.3
Loss on sale of property	1.4
Reduction in force	1.8

Special after tax charges	$4.5

QUIET PERIOD

Beginning April 1, 2006, KEMET will observe a Quiet Period during which the information provided in this news release and the Company’s quarterly report on Form 10-Q will no longer constitute the Company’s current expectations. During the Quiet Period, this information should be considered to be historical, applying prior to the Quiet Period only and not subject to update by the Company. The Quiet Period will extend until the day when KEMET’s next quarterly earnings release is published.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals, and objectives. Our actual results may differ materially from these statements. These risks, trends, and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry, an increase in the cost of our raw materials, the location of several of our plants in Mexico and China, and the possible loss of key employees. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

KEMET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands Except Per Share Data)
Unaudited

	Three months ended December 31,		Nine months ended December 31,

	2005	2004	2005	2004

Income Statement Data:
Net sales	$125,988	$95,503	$356,700	$323,908
Cost of goods sold	101,405	95,813	293,713	298,711
Gain on long-term supply contract	—	—	—	(11,139)
Selling, general and administrative expenses	12,245	12,004	36,545	37,944
Research and development	6,245	7,488	18,607	20,422
Pension settlement charges	—	—	—	218
Restructuring charges	4,534	18,352	15,861	22,551

Operating income/(loss)	1,559	(38,154)	(8,026)	(44,799)
Interest expense	1,653	1,633	4,961	4,835
Interest income	(1,460)	(1,511)	(4,187)	(4,876)
Other (income)/expense	241	(189)	1,247	2,107
Income tax (benefit)/expense	(396)	774	(12,693)	1,312

Net income/(loss)	$1,521	$(38,861)	$2,646	$(48,177)

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.02	$(0.45)	0.03	$(0.56)
Diluted	$0.02	$(0.45)	0.03	$(0.56)
Weighted-average shares outstanding:
Basic	86,753,132	86,525,730	86,673,139	86,509,040
Diluted	86,797,905	86,525,730	86,730,193	86,509,040

KEMET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)
Unaudited

	December 31, 2005	March 31, 2005

ASSETS
Cash and cash equivalents	$52,642	$26,898
Short-term investments in marketable securities	50,545	34,992
Accounts receivable, net	72,499	59,228
Inventories	122,030	133,935
Prepaid expenses and other current assets	9,583	9,571
Deferred income taxes	4,425	5,945

Total current assets	311,724	270,569
Property, plant and equipment, net	267,508	279,626
Property held for sale	4,386	2,326
Long-term investments in marketable securities	105,685	157,576
Investments in affiliates	378	682
Goodwill	30,471	30,471
Intangible assets, net	12,758	13,512
Other assets	3,729	3,335

Total assets	$736,639	$758,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$20,000	$—
Accounts payable, trade	30,685	38,943
Accrued expenses	25,122	34,617
Income taxes payable	9,610	12,430

Total current liabilities	85,417	85,990
Long-term debt	80,000	100,000
Other non-current obligations	46,090	48,951
Deferred income taxes	6,438	7,953

Total liabilities	217,945	242,894
Common stock	881	880
Additional paid-in capital	316,533	317,728
Retained earnings	223,492	220,846
Accumulated other comprehensive income	2,237	2,669
Treasury stock, at cost	(24,449)	(26,920)

Total stockholders’ equity	518,694	515,203
Total liabilities and stockholders’ equity	$736,639	$758,097